FIRST AMENDMENT TO RIGHTS AGREEMENT
This First Amendment to Rights Agreement, dated as of July 30, 2014 (this “Amendment”), is between Sun Communities, Inc., a Maryland corporation (the “Company”), and Computershare Trust Company, N.A. (the “Rights Agent”).
WHEREAS, the Company and the Rights Agent constitute all of the parties to that certain Rights Agreement dated as of June 2, 2008, by and between the Company and the Rights Agent (the “Rights Agreement”);
WHEREAS, the Company has delivered an appropriate certificate as described in Section 27 of the Rights Agreement;
WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company desires, and directs the Rights Agent, to amend the Rights Agreement as set forth below; and
WHEREAS, all capitalized terms not otherwise defined in this Amendment shall have the meanings given to such terms in the Rights Agreement.
NOW, THEREFORE, in consideration of the mutual agreements contained in this Amendment, and intending to be legally bound hereby, the parties hereby agree as follows:
Section 1. Recitals.
The Recitals are hereby incorporated into this Amendment as if set forth in this Amendment.
Section 2. Amendments to Section 1.

The Rights Agreement is hereby amended by adding the following paragraph at the end of Section 1(a) of the Rights Agreement:

“Notwithstanding anything to the contrary contained in this Agreement, and contingent upon the execution and delivery of that certain Omnibus Agreement to be entered into by and among Green Courte Real Estate Partners, LLC, a Delaware limited liability company, GCP REIT II, a Maryland business trust, American Land Lease, Inc., a Delaware corporation, Asset Investors Operating Partnership, L.P., a Delaware limited partnership, GCP REIT III, a Maryland business trust (each a “Green Entity, and collectively, the “Green Entities”), and the Company, among others, relating to the purchase of certain properties and interests by the Company from the Green Entities, and the consummation of the transactions contemplated by the Omnibus Agreement, none of the Green Entities, Mr. Randall K. Rowe, an individual (“Mr. Rowe”), nor any of their Affiliates or Associates are, or shall be deemed to be, an Acquiring Person, nor the Beneficial Owner of, nor to Beneficially Own, nor to have Beneficial Ownership of, securities of the Company constituting a Substantial Block unless and until the aggregate Beneficial Ownership of the Green Entities, Mr. Rowe, and their respective Affiliates and Associates equals that number of shares of Voting Stock which has 20% or more of the aggregate voting power of all outstanding shares of Voting Stock on a fully diluted basis.”

Section 3. Severability.
If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
Section 4. Governing Law.
This Amendment shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made solely by residents of such state and performed entirely within such state.

Section 5. Counterparts.
This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
Section 6. Effect of Amendment.
Except as expressly modified by this Amendment, the Rights Agreement shall remain in full force and effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

SUN COMMUNITIES, INC., a Maryland corporation

By: /s/ Gary A. Shiffman
Gary A. Shiffman, Chief Executive Officer

Attest:

By: /s/ Karen J. Dearing
Karen J. Dearing, Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By: /s/ Dennis V. Moccia
Dennis V. Moccia, Manager-Contract
Administration

Attest:

By: /s/ Douglas Ives
Douglas Ives, AVP-Relationship Manager

[Signature Page to Amendment to Rights Agreement]